CONSULTING AGREEMENT

This Consulting Agreement (this "Agreement") is entered into as of September 5, 2014 between Stepan Company, a Delaware corporation ("Stepan"), and Mr. John V. Venegoni ("Consultant"). The parties agree as follows:

1. Recitals. Consultant has substantial experience and knowledge relating to Stepan's business, and specifically, its surfactant division. Due to this, Stepan desires to engage Consultant on a consulting basis to provide advice in this area. Consultant is agreeable to providing those services, and it is the purpose of this Agreement to set forth the terms upon which those services will be rendered.

2. Retention and Description of Services. Stepan retains Consultant to furnish Stepan with Consultant's unique expertise, advice, consulting and personal services in connection with special projects relating to the Consultant's area of expertise consistent with the terms of this Agreement ("Consulting Services"). Consultant will provide Consulting Services to Stepan on an as-needed basis during the Term (as defined below) in the range of 10-20 hours per week. Subject to the foregoing, the actual Consulting Services and hours required to be provided by Consultant will be as designated by: (a) the Chief Executive Officer of Stepan or (b) any other person designated by the Chief Executive Officer. Consultant shall perform all Consulting Services on behalf of Stepan in a timely, diligent and professional manner in accordance with the highest commercial industry standards.

3. Term of Agreement. Consultant shall provide the Consulting Services during the period commencing on the end of the business day September 5, 2014 and ending on December 31, 2015 (the "Term"). The Term may be extended from time to time by mutual written agreement of the parties.

4. Place of Performance. The Consulting Services may require a reasonable amount of travel by Consultant and attendance by him at meetings at Stepan's principal place of business and other locations.

5. Compensation. Stepan shall pay Consultant a lump sum fee of $60,000 for the Consulting Services (the "Base Fee"). The Base Fee shall be payable in a lump sum or in installments and shall be paid in full no later than March 31, 2015. In addition to the Base Fee, Consultant may earn a success fee of $60,000 (the "Success Fee") if certain strategic objectives for Stepan, as agreed between the Chief Executive Officer of Stepan, on the one hand, and Consultant, on the other hand, are achieved. The Success Fee shall be payable within 14 days of the date on which such strategic objectives have been achieved.

6. Reimbursement of Expenses. Stepan shall reimburse Consultant for all reasonable out-of-pocket expenses incurred by him in connection with the Consulting Services with regard to specific, preapproved activities, including, but not limited to, travel. Reimbursement of expenses shall be on a basis consistent with Stepan's standard corporate expense and travel policies. All reimbursement of expenses shall be made solely on the basis of itemized statements submitted by Consultant to Stepan, including actual bills, receipts, or other evidence of expenditures, in accordance with Stepan's corporate policies.

7. Consultant an Independent Contractor. Consultant shall furnish the Consulting Services as an independent contractor and not as an employee or agent of Stepan or of any of its affiliates. Consultant shall have no power or authority to act on behalf of, represent, or bind Stepan or any of its affiliates in any manner. Consultant is not entitled to any medical coverage, life insurance, participation in any benefit plan, or any other benefits generally accorded to employees of Stepan or any of its affiliates.

8. Confidentiality and Nondisclosure.

(a) Nondisclosure Obligation. Upon signing this agreement, for the period during which this Agreement is in effect, and for 5 years following the conclusion of this Agreement, Consultant shall hold in confidence and not disclose to third parties, or make commercial or other use of, any trade secrets that he may receive or acquire from Stepan and/or its subsidiaries during the Term of this Agreement or other information acquired during the Term concerning Stepan's products, equipment, processes, designs, packaging, methods of distribution, capabilities, systems, technology, specifications, data, operating instructions, customers, marketing and sales, business plans, or any other private matters, whether or not related to the projects in which it is involved (all such information shall be referred to below as the "Confidential Information") without Stepan's prior written permission.

(b) Ownership of Materials. Any and all tangible representations of the Confidential Information, including, but not limited to, any and all lists, notes, memoranda, schedules, data sheets, written formulae, drawings, diagrams, blueprints, still or moving photographic or video pictures, models, machinery, equipment, and packaging, provided to or obtained by Consultant directly or indirectly by or from Stepan, or developed by the Consultant during the Term, and all copies thereof are and shall be the exclusive property of Stepan and must be returned to Stepan upon the first to occur of a specific request therefor by Stepan or the termination of this Agreement.

(c) Limits on Nondisclosure Agreement. Nothing herein contained shall deprive Consultant of the right: (a) to use any information which is now generally known to the trade or the public or to use any other information from and after the time it becomes so known as long as it becomes so known through no fault of Consultant; and (b) to use any information received by Consultant lawfully and in good faith from a third party who is under no obligation with regard thereto to Stepan, either directly or indirectly.

(d) No Other Rights. The Confidential Information shall remain the exclusive property of Stepan, and no license of or other right to utilize the Confidential Information or any patent, trademark, invention, copyright or other intellectual property of Stepan, either express or implied, is conveyed or shall be deemed to have been conveyed hereby. Insofar as Consultant's participation in projects under this Agreement results in improvements or modifications to Stepan's processes or products, such improvements or modifications shall be the property solely of Stepan. Consultant hereby waives any and all claims to and transfers, assigns, and conveys any and all right, title, and interest in and to any Confidential Information. Without limiting the foregoing, Consultant transfers, assigns, and conveys to Stepan any and all patent rights, including patent applications, which may result from projects on which he is involved under this Agreement. Consultant shall cooperate with Stepan as it may require to assist it in obtaining, defending, or enforcing any patent rights relating to or resulting from such projects worldwide and will execute any papers necessary to effect such patent rights.

(e) Damages. Consultant recognizes the competitive value and confidential nature of the Confidential Information and that any breach or threatened breach of these nondisclosure provisions by Consultant may cause Stepan irreparable injury for which monetary damages may be an inadequate remedy. Therefore, Consultant agrees that, in addition to any monetary damages to which it may be entitled, Stepan shall be entitled to temporary and permanent injunctions restraining such breach or threatened breach.

9. Restrictions on Use of Inside Information. In the course of the performance of his duties under this Agreement, Consultant may receive information that is considered material inside information within the meaning and intent of the securities laws of the United States. Consultant shall not disclose this information to others except as authorized by Stepan and will not use such information directly or indirectly for his own benefit or as a basis for advice to any other party concerning any decision to buy, sell, or otherwise deal in the stock of Stepan.

10. Survival of Obligations. The obligations of Consultant under Sections 8 and 9 above shall survive termination of this Agreement.

11. Default; Termination. If either party fails to fulfill any of its obligations under this Agreement, then that shall constitute default. In the event of a default by any party that is not cured within 30 days of notice thereof to the defaulting party, the party not in default may terminate this Agreement effective immediately upon notice to the defaulting party.

12. Notices. Any notice or other communication required under this Agreement shall be in writing and either delivered personally to the addressee, emailed or faxed (with confirmation received) to the addressee, sent by express courier to the addressee or mailed, certified or registered mail, postage prepaid, and shall be deemed given when so delivered personally, emailed, faxed to the addressee (and confirmation received), or, if sent by express courier, two business days after the date so sent, or, if mailed, seven business days after the date of mailing, to Consultant, using the contact information for Consultant on file with Stepan, and to Stepan, as follows: Stepan Company, 22 West Frontage Road, Northfield, Illinois 60093, Attn: Vice President, General Counsel and Secretary.

13. Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties and supersedes all prior agreements and understandings between them with respect to its subject matter. It may not be modified or assigned without the express permission of both parties in a writing referring to this Agreement.

14. Severability. The invalidity or unenforceability of any portion of this Agreement shall not affect the validity, force, or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, each party agrees that a court of competent jurisdiction may enforce such restriction to the maximum extent permitted by law, and each party hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

15. Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Illinois, without reference to choice of law principles.

The parties have caused this Agreement to be executed as of the date first written above.

STEPAN COMPANY

By: /s/ Gregory Servatius

Name: Gregory Servatius

Its: Vice President - Human Resources

s/s John V. Venegoni

MR. JOHN V. VENEGONI